Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

American Semiconductor Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Amended and Restated 2007 Director Stock Plan, as Amended	Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	150,000 (2)	$20.375(4)	$3,056,250	$147.60 per $1,000,000	$451.10

2022 Stock Incentive Plan, as Amended and Restated	Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	3,250,000 (3)	$20.375(4)	$66,218,750	$147.60 per $1,000,000	$9,773.89

	Total Offering Amounts					$69,275,000		$10,224.99

	Total Fee Offsets (5)							$0

	Net Fee Due							$10,224.99

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of an additional 150,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of American Semiconductor Corporation (the “Registrant”) issuable under the Registrant’s Amended and Restated 2007 Director Stock Plan, as Amended.

(3)	Consists of an additional 3,250,000 shares of Common Stock of the Registrant issuable under the Registrant’s 2022 Stock Incentive Plan, as Amended and Restated.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on August 22, 2024.

(5)	The Registrant does not have any fee offsets.